Exhibit 99.1

WD-40 Company Reports Second Quarter 2018 Financial Results

~ Second quarter net sales grew 5 percent period-over-period ~

~ Management revises previously issued guidance ~

SAN DIEGO – April 5, 2018 ― WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2018.

Financial Highlights and Summary

•

Total net sales for the second quarter were $101.3 million, an increase of 5 percent compared to the prior year fiscal quarter. Year-to-date total net sales were $198.9 million, an increase of 7 percent compared to the prior year fiscal period.

•

Translation of the Company’s foreign subsidiary results to U.S. dollars had a favorable impact on sales for the current quarter and year-to-date.  On a constant currency basis total net sales would have been $97.0 million for the second quarter and $193.2 million year-to-date.

•

Net income for the second quarter was $14.8 million, an increase of 20 percent compared to the prior year fiscal quarter. Year-to-date net income was $27.4 million, an increase of 14 percent from the prior year fiscal period.

•

Diluted earnings per share were $1.05 in the second quarter, compared to $0.87 per share for the prior year fiscal quarter. Year-to-date diluted earnings per share were $1.95 compared to $1.69 in the prior year fiscal period.

•

Gross margin was 55.1 percent in the second quarter compared to 56.4 percent in the prior year fiscal quarter.  Year-to-date gross margin was 55.3 percent compared to 56.8 percent in the prior year fiscal period.

•

Selling, general and administrative expenses were up 2 percent in the second quarter to $30.4 million when compared to the prior year fiscal quarter.  Year-to-date selling, general and administrative expenses were up 5 percent to $61.6 million compared to the prior year fiscal period.

•

Advertising and sales promotion expenses were up 3 percent in the second quarter to $5.2 million when compared to the prior year fiscal quarter.  Year-to-date advertising and sales promotion expenses were up 5 percent to  $10.3 million compared to the prior year fiscal period.

“Overall we are off to a solid start in fiscal year 2018 with year-to-date net sales growth of 7 percent on a reported basis and 4 percent on a constant currency basis,” said Garry Ridge, WD-40 Company’s president and chief executive officer.  “Unfortunately we are seeing the impact globally of higher commodity prices which have begun to deteriorate our gross margins. Therefore we have decided it is time to make some necessary pricing adjustments to ensure our gross margin will remain above our target of 55 percent over the long-term.

“Furthermore, I am excited to share with investors that as a result of the savings we expect to realize from the Tax Cuts and Jobs Act, we have decided to invest an additional $1.0 million in brand building this fiscal year. This investment will focus on two main areas around the core strategies of making our end-users aware and making our products easy to buy.  This investment will enable us to fast track our global digital presence and  increase our sampling programs for WD-40 Multi Use Product to targeted end-user groups in countries identified as key growth opportunities.

"As we look to the remainder of fiscal year 2018, we’ve updated our fiscal year guidance to reflect updated foreign currency exchange rates, higher input costs,  our revised effective tax rate as well as the changes we are making to our advertising and promotion investment this fiscal year,” Ridge concluded.

Net Sales by Segment (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2018	2017	Change	2018	2017	Change
Americas	$44,967	$45,078	-	$91,130	$87,918	4%
EMEA	39,632	36,205	9%	74,660	66,462	12%
Asia-Pacific	16,657	15,236	9%	33,063	31,387	5%
Total	$101,256	$96,519	5%	$198,853	$185,767	7%

•	Net sales by segment as a percent of total net sales for the second quarter were as follows: for the Americas, 44 percent; for EMEA, 39 percent; and for Asia-Pacific, 17 percent.
•

Net sales in the Americas were relatively flat in the second quarter primarily due to lower sales of homecare and cleaning products in the U.S., which declined 7 percent from period to period.  This lower level of sales was mostly offset by a higher level of sales of maintenance products which increased 1 percent compared to the prior year fiscal period. The maintenance product sales increase was primarily driven by higher sales of WD-40 Specialist and 3-IN-ONE in the United States and Latin America.

•

Net sales in EMEA increased 9 percent in the second quarter primarily due higher sales of maintenance products in the EMEA direct markets, which increased 18 percent from period to period. This higher level of sales was partially offset by a lower level of sales in the segment’s distributor markets which decreased 8 percent compared to the prior year fiscal period.  Changes in foreign currency exchange rates had a favorable impact on sales for the EMEA segment from period to period. On a constant currency basis EMEA sales for the second quarter would have decreased by $0.2 million or 1 percent compared to the prior year fiscal period.

•

Net sales in Asia-Pacific increased 9 percent in the second quarter primarily due to a 19 percent increase in sales in China and a 13 percent increase in sales in Australia.  The sales growth in China was primarily attributable to a special promotional program which was conducted during the second quarter of fiscal year 2018 as well as the timing of customer orders in the region.   The growth in Australia was primarily due to successful promotional activities and expanded distribution of the WD-40 Specialist product line.  Changes in foreign currency exchange rates had a favorable impact on sales in the Asia-Pacific segment from period to period.  On a constant currency basis Asia-Pacific sales for the second quarter would have increased $1.0 million or 6 percent compared to the prior year fiscal period.

Net Sales by Product Group (in thousands):

	Three Months Ended February 28,			Six Months Ended February 28,
	2018	2017	Change	2018	2017	Change
Maintenance products	$92,319	$87,771	5%	$180,349	$166,930	8%
Homecare and cleaning products	8,937	8,748	2%	18,504	18,837	(2)%
Total	$101,256	$96,519	5%	$198,853	$185,767	7%

•

Net sales of maintenance products, which are considered the primary growth focus for the Company, increased 5 percent in the second quarter when compared to the prior year fiscal period.  This sales growth was primarily attributable to increased sales of WD-40 Multi-Use Product within the EMEA and Asia-Pacific segments.  This growth was also attributable to increased sales of WD-40 Specialist within all three of the Company’s segments.

•

Net sales of homecare and cleaning products increased 2 percent in the second quarter when compared to the prior year fiscal period. The homecare and cleaning products, particularly those in the U.S., are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as net sales of multi-purpose maintenance products grow per the execution of the Company’s strategic initiatives.

Dividend and Share Repurchase

As previously announced, WD-40 Company’s board of directors declared on Tuesday, March 20, 2018 a quarterly dividend of $0.54 per share payable April 30, 2018 to stockholders of record at the close of business on April 20, 2018.

On June 21, 2016, the Company’s Board of Directors approved a share buy-back plan. Under the plan, which became effective on September 1, 2016, the Company is authorized to acquire up to $75.0 million of its outstanding shares through August 31, 2018. The timing and amount of repurchases are based on terms and conditions as may be acceptable to the Company’s Chief Executive Officer and Chief Financial Officer and in compliance with all laws and regulations applicable thereto. During the period from September 1, 2016 through February 28, 2018, the Company has repurchased 386,973 shares at a total cost of $42.5 million under this $75.0 million plan.

Updated Fiscal Year 2018 Guidance

The Company revised its revenue guidance for fiscal year 2018 as follows:

•	Net sales growth is projected to be between 7 and 9 percent with net sales expected to be between $407 million and $415 million.
•	Gross margin percentage for the full year is expected to be near 55 percent.
•	Advertising and promotion investments are projected to be near 6 percent of net sales.
•	Net income is projected to be between $56.6 million and $57.5 million.
•	Diluted earnings per share is expected to be between $4.07 and $4.14 based on an estimated 13.9 million weighted average shares outstanding.

This guidance includes the anticipated impacts of the Tax Cuts and Jobs Act.  The Company expects its annual effective income tax rate for fiscal year 2018 to be between 22 and 23 percent.  This guidance does not include any future acquisitions or divestitures and assumes that foreign currency exchange rates and commodity prices will remain close to current levels for the remainder of fiscal year 2018.

Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 5:00 p.m. ET / 2:00 p.m. PT today to discuss these results. Other forward-looking and material information may also be discussed during this call.  Please visit http://investor.wd40company.com for more information and to view supporting materials.

About WD-40 Company

WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world. The Company markets its maintenance products and homecare and cleaning products under the following well-known brands: WD-40®, 3-IN-ONE®, GT85®, X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, 1001®, Lava® and Solvol®.

Headquartered in San Diego, WD-40 Company recorded net sales of $381 million in fiscal year 2017 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.

Forward-Looking Statements

Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information.  These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements.

Our forward-looking statements include, but are not limited to, discussions about future financial and operating results, including:  growth expectations for certain products; expected levels of promotional and advertising spending; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; the impact of the “Tax Cuts and Jobs Act”; and forecasted foreign currency exchange rates and commodity prices.  Our forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may,” “aim,” “anticipate,” “estimate” and similar expressions.

The Company's expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company's expectations, beliefs or forecasts will be achieved or accomplished.

Actual events or results may differ materially from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I―Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2018 which the Company expects to file with the SEC on April 6, 2018.

All forward-looking statements included in this press release should be considered in the context of these risks. All forward-looking statements speak only as of April 5, 2018, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Table Notes and General Definitions

(1)

The Company markets maintenance products under the WD-40®, GT85® and 3-IN-ONE® brand names. Currently included in the WD-40 brand are the WD-40 Multi-Use Product and the WD-40 Specialist® and WD-40 BIKE® product lines.

(2)

The Company markets the following homecare and cleaning brands:  X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and no  vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers and Lava® and Solvol® heavy-duty hand cleaners.

(3)	The Americas segment consists of the U.S., Canada and Latin America.
(4)	The EMEA segment consists of countries in Europe, the Middle East, Africa and India.
(5)	The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(6)

Constant currency represents the translation of the current quarter and year-to-date results from the functional currencies of the Company’s subsidiaries to U.S. dollars using the exchange rate in effect for the corresponding periods of the prior fiscal year.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28,	August 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$36,500	$37,082
Short-term investments	86,914	80,166
Trade accounts receivable, less allowance for doubtful
accounts of $262 and $240 at February 28, 2018
and August 31, 2017, respectively	73,332	64,259
Inventories	39,973	35,340
Other current assets	5,689	8,007
Total current assets	242,408	224,854
Property and equipment, net	36,849	29,439
Goodwill	95,947	95,597
Other intangible assets, net	15,221	16,244
Deferred tax assets, net	501	495
Other assets	3,074	3,088
Total assets	$394,000	$369,717

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$21,213	$20,898
Accrued liabilities	19,267	18,997
Accrued payroll and related expenses	10,270	14,222
Short-term borrowings	14,020	20,000
Income taxes payable	1,738	1,306
Total current liabilities	66,508	75,423
Long-term borrowings	153,200	134,000
Deferred tax liabilities, net	11,761	18,949
Other long-term liabilities and income taxes payable	8,189	1,958
Total liabilities	239,658	230,330

Commitments and Contingencies

Shareholders' equity:
Common stock ― authorized 36,000,000 shares, $0.001 par value;
19,729,392 and 19,688,238 shares issued at February 28, 2018 and
August 31, 2017, respectively; and 13,928,937 and 13,984,183 shares
outstanding at February 28, 2018 and August 31, 2017, respectively	20	20
Additional paid-in capital	152,536	150,692
Retained earnings	328,598	315,764
Accumulated other comprehensive income (loss)	(16,421)	(28,075)
Common stock held in treasury, at cost ― 5,800,455 and 5,704,055
shares at February 28, 2018 and August 31, 2017, respectively	(310,391)	(299,014)
Total shareholders' equity	154,342	139,387
Total liabilities and shareholders' equity	$394,000	$369,717

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2018	2017	2018	2017

Net sales	$101,256	$96,519	$198,853	$185,767
Cost of products sold	45,498	42,057	88,898	80,265
Gross profit	55,758	54,462	109,955	105,502

Operating expenses:
Selling, general and administrative	30,437	29,842	61,654	58,833
Advertising and sales promotion	5,212	5,041	10,327	9,853
Amortization of definite-lived intangible assets	741	717	1,470	1,438
Total operating expenses	36,390	35,600	73,451	70,124

Income from operations	19,368	18,862	36,504	35,378

Other income (expense):
Interest income	131	133	264	280
Interest expense	(1,002)	(598)	(1,843)	(1,129)
Other (expense) income, net	(281)	9	(153)	273
Income before income taxes	18,216	18,406	34,772	34,802
Provision for income taxes	3,398	6,046	7,324	10,684
Net income	$14,818	$12,360	$27,448	$24,118

Earnings per common share:
Basic	$1.05	$0.87	$1.95	$1.69
Diluted	$1.05	$0.87	$1.95	$1.69

Shares used in per share calculations:
Basic	13,967	14,111	13,972	14,146
Diluted	13,995	14,143	14,003	14,182
Dividends declared per common share	$0.54	$0.49	$1.03	$0.91

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28,
	2018	2017
Operating activities:
Net income	$27,448	$24,118
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	3,886	3,298
Net gains on sales and disposals of property and equipment	(96)	(101)
Deferred income taxes	(7,184)	155
Stock-based compensation	3,238	2,959
Unrealized foreign currency exchange losses	284	1,153
Provision for bad debts	28	(102)
Changes in assets and liabilities:
Trade accounts receivable	(7,147)	(4,088)
Inventories	(3,752)	(6,582)
Other assets	2,539	(1,459)
Accounts payable and accrued liabilities	(260)	4,793
Accrued payroll and related expenses	(4,329)	(10,035)
Other long-term liabilities and income taxes payable	6,499	2,266
Net cash provided by operating activities	21,154	16,375

Investing activities:
Purchases of property and equipment	(9,247)	(12,896)
Proceeds from sales of property and equipment	246	271
Purchase of intangible assets	(175)	-
Purchases of short-term investments	(84,181)	(17,212)
Maturities of short-term investments	83,967	4,517
Net cash used in investing activities	(9,390)	(25,320)

Financing activities:
Treasury stock purchases	(11,377)	(18,718)
Dividends paid	(14,486)	(12,963)
Proceeds from issuance of common stock	215	359
Proceeds from issuance of long-term senior notes	20,000	-
Net (repayments) proceeds from revolving credit facility	(6,780)	26,233
Shares withheld to cover taxes upon conversions of equity awards	(1,797)	(1,692)
Net cash used in financing activities	(14,225)	(6,781)
Effect of exchange rate changes on cash and cash equivalents	1,879	(1,593)
Net decrease in cash and cash equivalents	(582)	(17,319)
Cash and cash equivalents at beginning of period	37,082	50,891
Cash and cash equivalents at end of period	$36,500	$33,572